Exhibit 11


               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                 Statement Re: Computation of Earnings Per Share

The information required by this Exhibit is contained in Note 2 to the Consolidated Financial Statements of LandAmerica Financial Group, Inc. and its subsidiaries for the quarter ended September 30, 2002 set forth on page 8 of this report.